Exhibit 10.17


Memorandum

To:

CC:      Jacob Frenkel, Arie Genger, and Yossi Gal

From:    Yacha Sutton and Sagi Genger

Date:    May 30, 2001

Re:      Special Integration Bonus

--------------------------------------------------------------------------------

     It gives us great pleasure to include you in the Company's Executive Variable Compensation Plan ("EVCP"). EVCP participants are selected based on their key roles in implementing the integration program outlined to the Board and achieving the key financial objective set by it, generation of $100mm in FY 2002 EBITDA(1).

     Continued participation in the EVCP is contingent upon your continued employment in the Company. Notification of termination of employment by you or by the Company will discontinue your eligibility for any future Payouts or vestings under the EVCP.

     The program consists of:

          o A payout of cash or stock (the "Payout") at the Company's option. Your 100% Payout amount is $_____________. The Payout will occur within ten business days of announcement of the FY 2002 results based upon the following schedule:

          ----------------------------------------------------
          EBITDA FY 2002         $80mm     $100mm      $120mm
          ----------------------------------------------------
          Percentage             70%       100%        160%
          ----------------------------------------------------

-----------------------

          (1) EBITDA is defined as reported operating income + depreciation and amortization + all non-cash charges and gains adjusted for non-recurring expenses and gains including but not limited to: restructuring charges, settlements or judgments of litigation, business purchase or sale transaction expenses. EBITDA targets will be adjusted as appropriate for any purchase or sale of a business operations which exceeds 20% of the Company's assets on the date of closing. Calculation of EBITDA and identification of adjustment items will be determined by the Company, at its sole reasonable discretion.

          o A grant of 10-year options to fully vest on 12/31/2007 irrespective of performance. The exercise price of such options will be $24.90. However vesting of the grant or a portion thereof will be accelerated to the following vesting dates based upon the following schedule:


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


              ----------------------------------------------------
              EBITDA FY 2002         $80mm     $100mm      $120mm
              ----------------------------------------------------
              12/31/2003             30%       50%         50%
              ----------------------------------------------------
              12/31/2004             30%       50%         50%
              ----------------------------------------------------

     Please sign this letter and return it to Yossi Gal to indicate that you understand that the program is offered to a very small select group. Discussion of its details could seriously harm morale and adversely impact the performance of the Company. Therefore, please treat it as confidential. Discussion of its details with anyone other than the Executive Vice President supervising your group or other persons copied on this letter is forbidden.

     Congratulations on your participation in the EVCP! We look forward to your continued leadership.


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